Exhibit l

                 GODFREY & KAHN, S.C.
                   Attorneys at Law
                780 North Water Street
              Milwaukee, Wisconsin 53202
               Telephone:  414-273-3500
               Facsimile:  414-273-5198

                    ______ __, 1999


LCM Internet Growth Fund, Inc.
810 West Washington Boulevard
Chicago, Illinois 60607

Ladies and Gentlemen:

     We have acted as your counsel in connection with the preparation of a Registration Statement on Form N-2
(Registration Nos. 333-74407; 811-9261) (the
"Registration Statement") relating to the sale by you of up to _________ shares of LCM Internet Growth Fund, Inc. (the "Company") common stock, $0.01 par value (the
"Shares"), in the manner set forth in the Registration
Statement (and the Prospectuses included therein).

     We have examined: (a) the Registration Statement
(and the Prospectuses included therein), (b) the Company's Articles of Incorporation and By-Laws, (c) certain resolutions of the Company's Board of Directors and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                   Very truly yours,



                                   GODFREY & KAHN, S.C.